EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:

Jane Marsh, Chief Financial Officer

Belmont Bancorp.

(740)-699-3140

FOR RELEASE: January 21, 2004

SUBJECT:    BELMONT BANCORP. ANNOUNCES REGULAR QUARTERLY CASH DIVIDEND

Belmont Bancorp., parent of Belmont National Bank, is pleased to report that its Board of Directors declared a regular quarterly cash dividend of $0.03 per share payable on February 13, 2004 to shareholders of record as of February 2, 2004.

President and CEO Wilbur R. Roat stated, “We are pleased to announce this regular quarterly cash dividend payment which is indicative of BNB’s continued improvement in ongoing operations.”

Belmont Bancorp. is a holding company with total assets of $299 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on January 20, 2004 was $5.80 per share.